Exhibit 3

Macrovision Corporation

2830 De La Cruz Boulevard

Santa Clara, CA 95050

December 6, 2007

News Corporation

1211 Avenue of Americas, 8th Floor

New York, NY 10036

Attention: David F. DeVoe

Senior Executive Vice President

And Chief Financial Officer

Dear Dave:

I am writing this letter in part to express my sincere thanks for News Corporation’s commitment to support Macrovision Corporation’s proposed merger with Gemstar-TV Guide International, Inc., and also to acknowledge News Corporation’s stated objectives with respect to its ongoing investment in the combined company. As we have discussed today, in consideration of News Corporation’s commitment and in recognition of its objectives, you have my commitment, on behalf of Macrovision, that, in addition to its commitments under the Company Voting and Support & Registration Rights Agreement, Macrovision will, following the successful completion of the proposed merger, work with News Corporation to register with the SEC and dispose of its shares in the combined company in an expeditious manner by means of an automatically effective shelf registration statement under which News Corporation will be entitled to make demands for underwritten offerings from time to time. Macrovision acknowledges News Corporation’s desire for the terms set forth in the attachment enclosed with this letter. News Corporation acknowledges Macrovision’s concerns over certain of the terms set forth in the attachment. The parties agree to negotiate in good faith to address their respective concerns. If the foregoing represents your understanding with respect to these matters, please so acknowledge by executing this letter in the appropriate space below.

Very Truly Yours,

MACROVISION CORPORATION

/s/ Alfred F. Amoroso
Alfred F. Amoroso
President & Chief Executive Officer

ACKNOWLEDGED:

NEWS CORPORATION

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	Senior Vice President

ATTACHMENT

Registration Rights Overview

The following concepts, along with other customary terms, will be embodied in an amended Registration Rights Agreement:

I.	Shelf Registration Statement

•

Within 30 days following Closing, Holdco will file a shelf registration statement to facilitate News Corporation demand registrations and agree to keep such registration statement effective until all of News Corporation’s Holdco shares are sold.

•

News Corporation will have the right to demand that Holdco conduct one or more underwritten offerings to be effected pursuant to the shelf registration statement, with News Corporation selecting the underwriter, subject to Holdco’s consent to the identity of the underwriter (not to be unreasonably withheld).

•	Demands for underwritten offerings must be at least 6 months apart.

II.	Demand Registrations

•

In the event the shelf registration statement referred to above is no longer effective and News Corporation has not sold all of its Holdco Shares, News Corporation will have the right to request an unlimited number of demand registrations on Form S-1 or Form S-3 (if available).

•

Demand registrations may, at News Corporation’s option, be underwritten offerings, with News Corporation selecting the underwriter, subject to Holdco’s consent to the identity of the underwriter (not to be unreasonably withheld).

•	Demand registrations must be at least 6 months apart.

III.	Piggyback Rights

•	News Corporation will have unlimited right to register its shares as part of any offerings by Holdco subject to customary underwriter cut-back provisions.

IV.	Holdco Cooperation

•

In the case of any demands for an underwritten offering, Holdco will agree to enter into a customary underwriting agreement, cause its personnel to participate in road shows, obtain customary legal opinions and accounting comfort letters, facilitate underwriter due diligence, etc.

V.	Indemnification & Expenses

•

Terms of News Corporation’s existing rights to be revised to make more customary, including limiting News Corporation’s indemnification obligations to the amount received by News Corporation in any offering.